Exhibit 99

DATE:	September 29, 2008

SUBJECT:	Baldor Electric Company announces Real Estate Sale and Current Business Update

Fort Smith, Arkansas – Baldor Electric Company (NYSE:BEZ) markets, designs, and manufactures industrial electric motors, power transmission products, drives, and generators and is based in Fort Smith, Arkansas.

Today, Baldor announced the recently completed sale of a distribution center in Tennessee, a transaction valued at $30 million. This sale follows the August acquisition of Poulies Maska, Inc., a complementary power transmission component business with annual revenues of approximately $33 million. A portion of the proceeds from the building sale were used to reduce the Company’s debt balance.

John A. McFarland, Chairman and CEO, commented, “Debt reduction is a priority for Baldor. We will see a slight increase in our debt balance at the end of the third quarter due to the Maska acquisition; however, the sale of this property kept the increase to a minimum.”

“As stated on July 24, we expect mid-single digit revenue growth throughout the second half of the year. Unfortunately, increasing raw material costs for all products and slower sales of the more profitable power transmission products have been greater challenges than expected during the quarter. The timing of our price increases and continued increased costs in the materials we buy will result in a decline in margin in the third quarter. Our largest raw material purchase, electrical steel, has increased in cost by more than 50% in the past six months. As a result, we expect diluted earnings per share in third quarter 2008 to be similar to that of third quarter 2007.”

Baldor will release third quarter earnings after the market closes on October 23, 2008. Conference call information will be announced prior to that time.

For more information contact:
John McFarland, Chairman & CEO	Phone:	479-648-5769
Ron Tucker, President & COO	Fax:	479-648-5701
Tracy Long, Vice President - Investor Relations	Email:	Investorinfo@baldor.com

This document contains statements that are forward-looking, i.e. not historical facts. The forward-looking statements contained in this document (including but not limited to “expect”, “will” and “believe”) are based on the Company’s current expectations and some of them are subject to risks and uncertainties. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The factors that might cause such differences include, among others, the following: (i) changes in economic conditions, (ii) developments or new initiatives by our competitors in the markets in which we compete, (iii) fluctuations in the costs of select raw materials, (iv) the success in increasing sales and maintaining or improving the operating margins of the Company, and (v) other factors including those identified in the Company’s filings made from time-to-time with the Securities and Exchange Commission. These statements should be read in conjunction with the Company’s most recent annual report (as well as the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission) containing a discussion of the Company’s business and of various factors that may affect it.